UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.)

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☐	Definitive Proxy Statement

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Privia Health Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Privia Health Group, Inc.

950 N. Glebe Rd., Suite 700

Arlington, VA 22203

Supplement to Proxy Statement for Annual Meeting of Shareholders

To Be Held May 24, 2023

This is a supplement, dated April 12, 2023, to the proxy statement, dated April 6, 2023, for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Privia Health Group, Inc. (the “Company” or “Privia Health”). This supplement updates the proxy statement for certain developments that occurred after the date of the proxy statement.

Other than as set forth below, the proxy statement is unchanged from the one made available to stockholders on or about April 6, 2023 and filed with the Securities and Exchange Commission on April 6, 2023. This proxy statement supplement does not change the proposals to be acted on at the Annual Meeting. If you have already voted and you do not wish to change your vote, you do not need to take any action.

On April 12, 2023, the Company announced that on April 7, 2023, Shawn Morris, Chief Executive Officer of the Company, notified the Board of Directors (the “Board”) that he will retire as Chief Executive Officer of the Company on July 1, 2023. Mr. Morris intends to continue to serve on the Board as a non-employee director following his retirement.

On April 11, 2023, the Board appointed Parth Mehrotra, the Company’s President and Chief Operating Officer, to succeed Mr. Morris as Chief Executive Officer effective July 1, 2023 (the “Transition Date”). Mr. Mehrotra will cease to serve as President and Chief Operating Officer on the Transition Date. The Board expects to appoint Mr. Mehrotra to the Board on the Transition Date, subject to his assuming the role of Chief Executive Officer.

Term Sheet with Mr. Mehrotra

In connection with Mr. Mehrotra’s promotion, the Company and Mr. Mehrotra entered into a term sheet outlining the principal terms and conditions of his employment as Chief Executive Officer (the “Mehrotra Term Sheet”), which is expected to be replaced and superseded by an amendment and restatement of Mr. Mehrotra’s existing employment agreement.

Pursuant to the Mehrotra Term Sheet, (i) as of the Transition Date, Mr. Mehrotra’s annual base salary will be $600,000 per annum, with a target bonus of 100% of base salary; (ii) subject to Board approval, an incremental 2023 long-term incentive program award with respect to a number of shares of the Company’s common stock having an aggregate value as of the grant date of $1 million, consisting of a mix of performance stock units (60%) that vest based on performance metrics over a three-year performance period and time-based restricted stock units (40%) that vest ratably over 3 years, which award shall be in addition to Mr. Mehrotra’s annual equity award under the Company’s 2023 long-term incentive program to be awarded in his current capacity as President and Chief Operating Officer; and (iii) subject to Board approval, an additional one-time award with respect to a number of shares of the Company’s common stock having an aggregate value as of the grant date of $6 million, consisting of performance stock units which will be eligible to vest solely based on the Company’s relative total shareholder return percentile compared to a group of peer companies for a four-year performance period (July 1, 2023 through June 30, 2027) (the “Relative TSR PSUs”) with a payout of 50% to 200% of the number of Relative TSR PSUs granted, depending on the level of performance achieved once a threshold level of performance is met.

Term Sheet with Mr. Morris

In connection with Mr. Morris’s retirement on the Transition Date, the Company and Mr. Morris entered into a term sheet outlining the principal terms and conditions of Mr. Morris’ transition (the “Morris Term Sheet”), which is expected to be replaced and superseded by a formal transition and separation agreement.

Pursuant to the Morris Term Sheet, Mr. Morris will be eligible to receive a pro-rata annual performance bonus for the period from January 1, 2023 to June 30, 2023. The amount of the bonus will be based on the achievement of relevant performance metrics under the Company’s corporate scorecard and funding of the bonus pool and will be paid in 2024 at the time bonuses for 2023 are paid to the Company’s other executive officers.

Pursuant to the Morris Term Sheet, the equity awards granted to Mr. Morris prior to the Transition Date will remain outstanding and continue to vest in accordance with their terms and on the current vesting schedule, until Mr. Morris resigns or is removed from the Board. Mr. Morris will have one year following his resignation or removal from the Board to exercise all then vested and outstanding options granted prior to the Transition Date; provided that, Mr. Morris shall not be permitted to exercise any option following the applicable option expiration date.

In addition, Mr. Morris will receive a monthly cash payment equal to his COBRA premium payments for a period of 12 months following the Transition Date.

The transition and separation agreement memorializing the terms of the Morris Term Sheet will include a standard release of claims and a commitment by Mr. Morris to assist in the transition of his responsibilities to a successor Chief Executive Officer selected by the Board. In addition, Mr. Morris agreed to execute all documents required by the Board for service as a director, except that the Company will not be committed to provide additional equity awards to Mr. Morris as a non-employee director for so long as Mr. Morris continues to hold outstanding unvested equity awards from the Company received in his capacity as Chief Executive Officer, and the restrictive covenants from Mr. Morris’ existing employment agreement will be incorporated into the Director Package and will apply during Mr. Morris’ tenure on the Board and for an 18-month period thereafter.

Voting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote: by Internet at www.proxypush.com/PRVA, 24 hours a day, seven days a week, until 11:00 a.m. Eastern Time on May 24, 2023; by toll-free telephone at (844) 357-8239, until 11:00 a.m. Eastern Time on May 24, 2023; by completing and mailing your proxy card; or by Internet during the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee.

To participate or vote during the Annual Meeting via live webcast, you must register in advance prior to the deadline of May 23, 2023 at 5:00 p.m. Eastern Time at www.proxydocs.com/PRVA.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2023:

The proxy statement, this proxy supplement, the proxy card and our 2022 Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxydocs.com/PRVA.

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